Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Sue Atkinson, 615-320-7532
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com
PINNACLE FINANCIAL REPORTS STRONG LOAN GROWTH AND EARNINGS OF $0.31
PER FULLY DILUTED SHARE FOR FOURTH QUARTER OF 2008
Fully diluted earnings per share of $0.35, excluding merger-related expense
     NASHVILLE, Tenn., Jan. 20, 2009 — Pinnacle Financial Partners Inc. (Nasdaq/NGS: PNFP) today reported strong earnings and loan growth for the quarter ended Dec. 31, 2008. Fully diluted earnings per common share available to common stockholders were $0.31 for the quarter ended Dec. 31, 2008, compared to $0.33 per fully diluted common share available to common stockholders for the quarter ended Dec. 31, 2007. Excluding merger related expense associated with its Nov. 30, 2007, acquisition of Mid-America Bancshares Inc., fully diluted earnings per common share available to common stockholders were $0.35 for the quarters ended Dec. 31, 2008 and 2007.
     Fully diluted earnings per common share available to common stockholders were $1.27 for the year ended Dec. 31, 2008, compared to $1.34 per fully diluted common share available to common stockholders for the year ended Dec. 31, 2007. Excluding merger related expense associated with the Mid-America acquisition, fully diluted earnings per common share available to common stockholders were $1.45 for the year ended Dec. 31, 2008, compared to $1.36 for the same period last year, an increase of 6.6 percent.
     On Dec. 12, 2008, Pinnacle issued 95,000 shares of preferred stock to the U.S. Treasury for $95 million pursuant to the U.S. Treasury’s Capital Purchase Program (the “CPP”). Additionally, Pinnacle issued 534,910 common stock warrants to the U.S. Treasury as a condition to Pinnacle’s participation in the CPP. The warrants have an exercise price of $26.64 each, are immediately exercisable and expire 10 years from the date of issuance. In addition to the accrued dividend costs and the accretion of the discount recorded on the preferred stock, which totaled $309,000 during the three months and year ended Dec. 31,

2008, Pinnacle also accrued $237,000 in franchise tax expense which will be paid to the State of Tennessee as a result of the additional capital acquired through the CPP. Pinnacle estimates that the dilutive impact of its participation in the CPP was approximately $0.02 per fully diluted common share in the fourth quarter of 2008.
     Pinnacle also reported $152 million in organic loan growth during the fourth quarter of 2008 which approximated the $155 million reported in the same quarter of 2007. At Dec. 31, 2008, Pinnacle’s allowance for loan losses was 1.09 percent of total loans, compared to 1.04 percent at Dec. 31, 2007.
     “We are very pleased with our fourth quarter and 2008 results,” said M. Terry Turner, Pinnacle President and Chief Executive Officer. “While 2008 presented many challenges for our industry, we are not only pleased with the continued dramatic growth we experienced this year but also with our solid credit quality compared to our peers. Our strong results in this difficult period are reflective of the experience of our relationship managers and are a testament to the success of our strategy to hire the best, most experienced financial professionals in our market.”
FOURTH QUARTER 2008 HIGHLIGHTS:
•	Strong earnings
o	Net income for the fourth quarter of 2008 was $7.7 million, up 24.1 percent from the prior year’s fourth quarter net income of $6.2 million. Excluding after-tax merger related expense of $909,000, primarily related to the accrual of associate retention bonuses, net income was $8.7 million in the fourth quarter of 2008, compared to net income of $6.6 million excluding after-tax merger related expense of $378,000 in the fourth quarter of 2007, an increase of 31.4 percent.

o	Revenue (the sum of net interest income and noninterest income) for the quarter ended Dec. 31, 2008, amounted to $37.93 million, compared to $28.62 million for the same quarter of last year, an increase of 32.5 percent.
•	Continued balance sheet growth
o	Loans at Dec. 31, 2008, were $3.35 billion, up $605 million from $2.75 billion at Dec. 31, 2007, representing a growth rate of 22.0 percent.

o	Total deposits at Dec. 31, 2008, were $3.53 billion, up $608 million from $2.93 billion at Dec. 31, 2007, representing a growth rate of 20.8 percent.
•	Superior credit quality
o	Net charge-offs as a percentage of average loan balances were 0.25 percent (annualized) for the three months ended Dec. 31, 2008, compared to 0.09 percent (annualized) for the three months ended Dec. 31, 2007. Net charge-offs as a percentage of average loan balances were 0.10 percent for the 12 months ended Dec. 31, 2008, compared to 0.07 percent for the 12 months ended Dec. 31, 2007.

o	Nonperforming assets were 0.86 percent of total loans and other real estate at Dec. 31, 2008, compared to 0.93 percent at Sept. 30, 2008, and 0.78 percent at Dec. 31, 2007. Approximately $15.08 million of the $29.17 million of nonperforming assets at Dec. 31, 2008, were acquired in connection with the Mid-America acquisition.

o	Past due loans over 30 days, excluding nonperforming loans, were 0.60 percent of total loans and other real estate at Dec. 31, 2008, 0.61 percent at Sept. 30, 2008, and 0.45 percent at Dec. 31, 2007.
•	Strong capital position
o	At Dec. 31, 2008, Pinnacle’s ratio of tangible common stockholders’ equity to tangible assets was 6.1 percent, compared to 5.8 percent at Dec. 31, 2007. Pinnacle’s tangible book value per common share was $11.62 at Dec. 31, 2008, compared to $9.24 at Dec. 31, 2007.

o	At Dec. 31, 2008, Pinnacle’s total risk based capital ratio was 13.4 percent, compared to 10.4 percent at Dec. 31, 2007.
     “Our company’s results reflect the underlying strength of our business model,” Turner said. “Excellent growth in loans, deposits and fee-based businesses demonstrate our competitive strength in Middle Tennessee and Knoxville and provide further evidence of the ongoing opportunity we have in these two valuable banking markets.”
     As noted above, Pinnacle issued 95,000 shares of preferred stock to the U.S. Treasury on Dec. 12, 2008. The preferred stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5 percent per annum for the first five years and 9 percent thereafter. The preferred shares are redeemable by Pinnacle only under certain circumstances during the first three years and are redeemable thereafter without restriction. As a result of Pinnacle’s participation in the CPP, Pinnacle’s capital ratios have been further enhanced. At Dec. 31, 2008, Pinnacle’s Tier 1 risk-based capital ratio was 12.1 percent, its total risk-based capital was 13.5 percent and its leverage ratio was 10.5 percent, compared to 9.6 percent, 10.5 percent and 8.7 percent at Dec. 31, 2007, respectively.
FINANCIAL PERFORMANCE AND BALANCE SHEET GROWTH
•	Return on average assets for the fourth quarter 2008 was 0.68 percent compared to 0.89 percent for the fourth quarter of 2007. Excluding the impact of the Mid-America merger-related expense, return on average assets for the fourth quarter of 2008 approximated 0.76 percent compared to 0.94 percent during the fourth quarter of 2007.

•	Return on average stockholders’ equity for the quarter ended Dec. 31, 2008, was 5.70 percent, compared to 8.00 percent for the fourth quarter of 2007. Excluding the impact of the Mid-America merger-related expense, return on average stockholders’ equity for the fourth quarter of 2008 approximated 6.37 percent compared to 8.49 percent for the fourth quarter of 2007.

•	Return on average tangible stockholders’ equity (average stockholders’ equity less goodwill and core deposit intangibles) for the quarter ended Dec. 31, 2008, was 11.05 percent, compared to 17.65 percent for the fourth quarter of 2007. Excluding the impact of the Mid-America merger-related expense, return on average tangible stockholders’ equity for the fourth quarter of 2008 approximated 12.35 percent compared to 18.72 percent for the fourth quarter of 2007.
     Total assets grew to $4.76 billion as of Dec. 31, 2008, up $962 million from the $3.79 billion reported at the same time last year.
CREDIT QUALITY
•	Allowance for loan losses represented 1.09 percent of total loans at Dec. 31, 2008, compared to 1.04 percent a year ago.

o	The ratio of the allowance for loan losses to nonperforming loans increased to 336 percent at Dec. 31, 2008, compared to 145 percent at Dec. 31, 2007.
•	Provision for loan losses was $3.71 million for the fourth quarter of 2008, compared to $2.26 million for the fourth quarter of 2007, a 64.2 percent increase. Provision for loan losses was $11.21 million for the year ended Dec. 31, 2008, compared to $4.72 million for the 2007, a 137.6 percent increase.
o	During the fourth quarter of 2008, the firm recorded net charge-offs of $2.1 million, compared to net charge-offs of $462,000 during the same period in 2007. Net charge-offs to total average loans were 0.10 percent for the year ended Dec. 31, 2008. Gross charge-offs were $2.69 million during the fourth quarter of 2008, compared to $532,000 for the same period last year. Recoveries for the fourth quarter of 2008 were $624,000, compared to $69,000 during the fourth quarter of 2007.
     “Our associates remain focused on growing our client base while at the same time prudently managing risk,” Turner said. “As expected, credit costs trended higher in the fourth quarter, but our nonperforming asset and coverage ratios remained very strong and continue to outperform peer averages. Given the current economic environment, we expect our credit costs will increase in 2009, but we also anticipate that our net charge-off and nonperforming asset ratios will outperform those of our peers.”
     As noted above, Pinnacle reported that nonperforming loans and other real estate as a percentage of total loans and other real estate increased from 0.78 percent at Dec. 31, 2007 to 0.86 percent at Dec. 31, 2008. The following is a summary of the activity in various nonperforming asset categories for the quarter ended Dec. 31, 2008:

	Balances	Payments, Sales		Balances
(in thousands)	Sept. 30, 2008	and Reductions	Increases	Dec. 31, 2008
Nonperforming loans:
Residential construction & development	$11,965	$9,106	$2,193	$5,052
Other	5,778	3,941	3,971	5,808

Totals	17,743	13,047	6,164	10,860

Other real estate:
Residential construction & development	10,526	3,769	10,465	17,222
Other	1,616	999	467	1,084

Totals	12,142	4,768	10,932	18,306

Total nonperforming assets	$29,885	$17,815	$17,096	$29,166

REVENUE
•	Net interest income for fourth quarter 2008 was $29.89 million compared to $22.01 million for the same quarter last year, an increase of 35.8 percent.
o	Net interest margin for the fourth quarter of 2008 was 2.96 percent, compared to a net interest margin of 3.49 percent for the same period last year and 3.14 percent for the third quarter of 2008.
•	Noninterest income for the fourth quarter 2008 was $8.04 million, a 21.4 percent increase over the $6.61 million recorded during the same quarter in 2007.
     “We have traditionally been an asset sensitive institution,” said Harold R. Carpenter, chief financial officer of Pinnacle Financial Partners. “The recent decisions by the Federal Reserve to reduce the target rate to 0.25 percent had a meaningful negative impact on our margins during the fourth quarter of 2008. Although we continue to reposition our balance sheet with interest rate floors on many of our new and renewing loans and with rate decreases on new and renewed time deposits, we believe competitive pressures in both the Nashville and Knoxville MSAs will cause our margins to remain at the current low levels for the next several quarters. However, our loan pipelines remain strong as we continue to win client relationships throughout our franchise.”
     “Furthermore, although the capital we obtained through the CPP will be dilutive to our earnings for the next several quarters, we believe that we will be able to rapidly leverage this capital in the Nashville and Knoxville MSA’s as the CPP will provide us with the ability to increase lending in our markets,” said Carpenter.
     The 21.4 percent increase in noninterest income between the fourth quarter of 2007 and the fourth quarter of 2008 was due to several factors, including increased fee revenue as a result of the Mid-America merger and gains on the sales of mortgage loans from the firm’s mortgage origination unit. During the fourth quarter of 2008, Pinnacle’s mortgage origination unit sold $72.10 million of mortgage loans compared to $40.27 million during the fourth quarter of 2007, an increase of 79.02 percent.
     Noninterest income decreased by approximately $1.2 million between the third and fourth quarters of 2008. This decrease is primarily attributable to a $695,000 gain on sale of a commercial loan recorded in the third quarter of 2008, reduced revenues in the fourth quarter of 2008 from the Company’s investment in bank-owned life insurance policies and decreases in other fee revenue categories generally associated with a slowing economy and reduced investment valuations in our asset management units. Noninterest income during the fourth quarter of 2008 represented approximately 21.19 percent of total revenues, compared to 23.10 percent for the same quarter in 2007.
NONINTEREST EXPENSE
•	Noninterest expense for the quarter ended Dec. 31, 2008, was $22.59 million ($21.09 million, excluding merger related expense), compared to $23.33 million ($22.16 million, excluding merger related expense) in the third quarter of 2008 and $17.76 million in the fourth quarter of 2007 ($17.14 million, excluding merger related expense).

•	Compensation expense was $10.01 million during the fourth quarter of 2008, compared to $13.01 million during the third quarter of 2008 and $9.98 million during the fourth quarter of 2007. The decrease in compensation expense between the third and fourth quarters of 2008 was due to the reversal of previously accrued incentives during the fourth quarter. Total full-time equivalent employees were 719.0 at Dec. 31, 2008, compared to 702.0 at Dec. 31, 2007.

•	Merger related expense was $1.50 million during the quarter ended Dec. 31, 2008, and was composed primarily of $1.26 million in retention bonus accruals for associates that had been Mid-America associates.

•	The efficiency ratio (noninterest expense divided by net interest income and noninterest income) was 59.5 percent during the fourth quarter of 2008, compared to 60.5 percent for the third quarter of 2008 and 62.1 percent in the fourth quarter of 2007. Excluding merger related expenses, the efficiency ratio was 55.6 percent in the fourth quarter of 2008 and 59.9 percent in the fourth quarter of 2007.
     Carpenter noted that the firm will continue to make investments in future growth and, consequently, anticipates increased noninterest expense for the first quarter of 2009 over the amount the firm has experienced during the fourth quarter of 2008. Compensation expense was less in the fourth quarter of 2008 when compared to the third quarter of 2008 because of the reversal of incentives previously accrued that were not ultimately earned. The increased expense in 2009 will be primarily attributable to increasing headcount and other variable costs associated with the organic growth of the firm.

     Other noninterest expense increased by approximately $2.0 million between the third and fourth quarters of 2008. This increase is primarily attributable to a $1.1 million increase in expenses related to the Company’s other real estate properties, increases in state franchise tax accruals and other general expense increases.
INVESTMENTS IN FUTURE GROWTH
•	Pinnacle has hired 32 highly experienced associates for its denovo expansion to Knoxville that was announced on April 9, 2007. Loans outstanding in Knoxville at Dec. 31, 2008, were $318 million, which is $93 million ahead of the original target disclosed at the time the Knoxville expansion was announced. Pinnacle has negotiated a site for construction of a full-service location in the Fountain City area of Knoxville and currently expects to begin construction during the first quarter of 2009. The Fountain City location is expected to open during the third quarter of 2009.

•	Pinnacle completed construction of a new Dickson County location in the Nashville MSA to replace a temporary location. The new facility opened in the fourth quarter of 2008. Additionally, Pinnacle has entered into an agreement to construct a new facility in Brentwood, Tenn. This facility is currently scheduled to open in the fourth quarter of 2009.

•	In the fourth quarter Miller Loughry Beach, Pinnacle’s wholly-owned insurance subsidiary, completed its integration with Beach and Gentry Insurance LLC, another large insurance agency acquired in July 2008. Miller Loughry Beach, one of the largest independent insurance agencies in Middle Tennessee, has 41 associates working with over 9,500 clients.

•	Pinnacle’s total associate base at Dec. 31, 2008, was 719.0 full-time equivalents (FTEs), compared to 702.0 at Dec. 31, 2007. Pinnacle anticipates increasing its associate base by 70 associates during 2009.

NASHVILLE HOUSING MARKET UPDATE
     The Greater Nashville Realtors Association reported residential closings were down 31.3 percent in the fourth quarter of 2008 in comparison to the same quarter in 2007. For the year ended Dec. 31, 2008, compared to the previous year, residential closings are down approximately 26.8 percent. At Dec. 31, 2008, the inventory of residential homes for sale was 12,900 homes, which was a decrease of approximately 16.8 percent from Sept. 30, 2008. The average median residential home sales price for the three months ended Dec. 31, 2008, averaged $166,250, which was down 5.7 percent from the three months ended September 30, 2008 and 9.9 percent from the three months ended Dec. 31, 2007.
     Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets. The firm also has a well-established expertise in commercial real estate.
     The firm began operations in a single downtown Nashville location in October 2000 and has since grown to $4.8 billion in assets. In 2007, Pinnacle launched an expansion into Knoxville, another high growth MSA. The addition of Mid-America has made Pinnacle the second-largest bank holding company headquartered in Tennessee, with 31 offices in eight Middle Tennessee counties and two in Knoxville.
     Additional information concerning Pinnacle can be accessed at www.pnfp.com.
###
Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) continuation of the historically low short-term interest rate environment, (iii) the inability of Pinnacle to continue to grow its loan portfolio at historic rates in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, (iv) increased competition with other financial institutions, (v) deterioration or lack of sustained growth in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, (vi) rapid fluctuations or unanticipated changes in interest rates, (vii) the development any new market other than Nashville or Knoxville, (viii) a merger or acquisition, (ix) any activity in the capital markets that would cause Pinnacle to conclude that there was impairment of any asset including intangible assets and (x) changes in state and Federal legislation or regulations applicable to Banks and other financial services providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

	December 31, 2008	December 31, 2007

ASSETS
Cash and noninterest-bearing due from banks	$68,388,961	$76,941,931
Interest-bearing due from banks	8,869,680	24,706,966
Federal funds sold and other	12,994,114	20,854,966

Cash and cash equivalents	90,252,755	122,503,863

Securities available-for-sale, at fair value	839,229,428	495,651,939
Securities held-to-maturity (fair value of $10,469,307 and $26,883,473 at December 31, 2008 and December 31, 2007, respectively)	10,551,256	27,033,356
Mortgage loans held-for-sale	25,476,788	11,251,652

Loans	3,354,907,269	2,749,640,689
Less allowance for loan losses	(36,484,073)	(28,470,207)

Loans, net	3,318,423,196	2,721,170,482

Premises and equipment, net	68,865,221	68,385,946
Other investments	33,616,450	22,636,029
Accrued interest receivable	17,565,141	18,383,004
Goodwill	244,160,624	243,573,636
Core deposit and other intangible assets	16,871,202	17,325,988
Other assets	90,769,138	46,254,566

Total assets	$4,755,781,199	$3,794,170,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$424,756,813	$400,120,147
Interest-bearing	375,992,912	410,661,187
Savings and money market accounts	694,582,319	742,354,465
Time	2,037,914,307	1,372,183,317

Total deposits	3,533,246,351	2,925,319,116
Securities sold under agreements to repurchase	184,297,793	156,070,830
Federal Home Loan Bank advances and other borrowings	273,609,181	141,666,133
Subordinated debt	97,476,000	82,476,000
Accrued interest payable	8,326,264	10,374,538
Other liabilities	31,791,102	11,653,550

Total liabilities	4,128,746,691	3,327,560,167

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 95,000 shares issued and outstanding at December 31, 2008, and no shares issued and outstanding at December 31, 2007	89,842,686	—
Common stock, par value $1.00; 90,000,000 shares authorized; 23,762,124 issued and outstanding at December 31, 2008 and 22,264,817 issued and outstanding at December 31, 2007	23,762,124	22,264,817
Common stock warrants	5,202,765	—
Additional paid-in capital	417,040,974	390,977,308
Retained earnings	84,116,559	54,150,679
Accumulated other comprehensive income (loss), net of taxes	7,069,400	(782,510)

Stockholders’ equity	627,034,508	466,610,294

Total liabilities and stockholders’ equity	$4,755,781,199	$3,794,170,461

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest income:
Loans, including fees	$43,433,230	$37,605,268	$175,128,097	$129,888,784
Securities:
Taxable	7,996,964	3,833,771	23,431,746	13,961,714
Tax-exempt	1,368,613	959,662	5,399,312	3,066,519
Federal funds sold and other	474,618	939,052	2,122,343	4,014,424

Total interest income	53,273,425	43,337,753	206,081,498	150,931,441

Interest expense:
Deposits	19,414,345	17,634,417	76,998,042	61,671,734
Securities sold under agreements to repurchase	585,705	1,707,323	2,666,760	7,371,490
Federal Home Loan Bank advances and other borrowings	3,381,222	1,987,150	12,201,797	6,176,205

Total interest expense	23,381,272	21,328,890	91,866,599	75,219,429

Net interest income	29,892,153	22,008,863	114,214,899	75,712,012
Provision for loan losses	3,710,131	2,259,813	11,213,543	4,719,841

Net interest income after provision for loan losses	26,182,022	19,749,050	103,001,356	70,992,171

Noninterest income:
Service charges on deposit accounts	2,698,760	2,257,830	10,735,080	7,941,029
Investment services	1,164,061	1,002,303	4,923,840	3,455,808
Insurance sales commissions	907,950	657,602	3,520,205	2,486,884
Gain on loans and loan participations sold, net	1,048,051	477,194	4,044,441	1,858,077
Net gain on sale of premises	19,350	—	1,030,231	75,337
Trust fees	556,727	596,364	2,178,112	1,908,440
Other noninterest income	1,644,639	1,620,771	8,286,458	4,795,352

Total noninterest income	8,039,538	6,612,064	34,718,367	22,520,927

Noninterest expense:
Salaries and employee benefits	10,013,629	9,977,978	49,396,022	36,145,588
Equipment and occupancy	3,451,261	3,050,938	14,686,398	10,260,915
Marketing and other business development	680,814	619,363	1,915,747	1,676,455
Postage and supplies	699,642	542,070	2,953,013	1,995,267
Amortization of intangibles	788,267	596,756	3,100,599	2,144,018
Other noninterest expense	5,455,445	2,352,923	15,310,241	7,635,439
Merger related expense	1,496,554	621,883	7,116,770	621,883

Total noninterest expense	22,585,612	17,761,911	94,478,790	60,479,565

Income before income taxes	11,635,948	8,599,203	43,240,933	33,033,533
Income tax expense	3,583,095	2,357,363	12,367,015	9,992,178

Net income	8,052,853	6,241,840	30,873,918	23,041,355
Preferred dividends	263,889	—	263,889	—
Accretion on preferred stock discount	45,450	—	45,450	—

Net income available to common stockholders	$7,743,514	$6,241,840	$30,564,579	$23,041,355

Per share information:
Basic net income per common share available to common stockholders	$0.33	$0.35	$1.34	$1.43

Diluted net income per common share available to common stockholders	$0.31	$0.33	$1.27	$1.34

Weighted average shares outstanding:
Basic	23,491,356	17,753,661	22,793,699	16,100,076
Diluted	24,739,044	19,110,851	24,053,972	17,255,543

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Three months ended			Three months ended
(dollars in thousands)	December 31, 2008			December 31, 2007
	Average			Average
	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$3,282,461	$43,433	5.27%	$2,063,442	$37,606	7.23%
Securities:
Taxable	589,113	7,997	5.40%	309,353	3,834	4.92%
Tax-exempt (1)	132,938	1,369	5.40%	100,789	959	4.98%
Federal funds sold and other	72,798	475	2.80%	68,215	939	5.71%

Total interest-earning assets	4,077,310	$53,273	5.25%	2,541,799	$43,338	6.82%

Nonearning assets
Intangible assets	261,570			169,140
Other nonearning assets	186,526			80,730

Total assets	$4,525,406			$2,791,669

Interest-bearing liabilities:
Interest-bearing deposits
Interest checking	$318,392	$614	0.77%	$284,121	$2,083	2.91%
Savings and money market	678,894	2,278	1.34%	599,127	4,497	2.98%
Certificates of deposit	1,953,681	16,522	3.36%	924,859	11,055	4.74%

Total interest-bearing deposits	2,950,967	19,414	2.62%	1,808,107	17,635	3.87%
Securities sold under agreements to repurchase	238,310	586	0.98%	201,605	1,707	3.36%
Federal Home Loan Bank advances and other borrowings	234,482	1,912	3.24%	57,970	673	4.61%
Subordinated debt	97,476	1,469	5.99%	72,391	1,314	7.20%

Total interest-bearing liabilities	3,521,235	23,381	2.64%	2,140,073	21,329	3.95%
Noninterest-bearing deposits	442,267	—	—	327,866	—	—

Total deposits and interest-bearing liabilities	3,963,502	$23,381	2.35%	2,467,939	$21,329	3.43%

Other liabilities	21,644			14,299
Stockholders’ equity	540,260			309,431

Total liabilities and stockholders’ equity	$4,525,406			$2,791,669

Net interest income		$29,892			$22,009

Net interest spread (2)			2.61%			2.87%
Net interest margin (3)			2.96%			3.49%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Year ended			Year ended
(dollars in thousands)	December 31, 2008			December 31, 2007
	Average			Average
	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$3,028,932	$175,128	5.78%	$1,723,361	$129,889	7.54%
Securities:
Taxable	448,229	23,432	5.23%	280,668	13,962	4.97%
Tax-exempt (1)	135,011	5,399	5.27%	82,001	3,066	4.93%
Federal funds sold and other	54,878	2,122	4.13%	72,344	4,014	5.57%

Total interest-earning assets	3,667,050	$206,081	5.67%	2,158,374	$150,931	7.04%

Nonearning assets
Intangible assets	260,294			135,893
Other nonearning assets	176,546			93,782

Total assets	$4,103,890			$2,388,049

Interest-bearing liabilities:
Interest-bearing deposits
Interest checking	$368,995	$5,191	1.41%	$261,163	$8,309	3.18%
Savings and money market	705,988	11,954	1.69%	535,468	17,618	3.29%
Certificates of deposit	1,620,621	59,853	3.69%	727,724	35,745	4.91%

Total interest-bearing deposits	2,695,604	76,998	2.86%	1,524,355	61,672	4.05%
Securities sold under agreements to repurchase	196,601	2,667	1.36%	181,621	7,371	4.06%
Federal Home Loan Bank advances and other borrowings	200,699	6,870	3.42%	44,072	2,211	5.02%
Subordinated debt	88,223	5,332	6.04%	56,759	3,965	6.98%

Total interest-bearing liabilities	3,181,127	91,867	2.89%	1,806,807	75,219	4.16%
Noninterest-bearing deposits	404,718	—	—	291,983	—	—

Total deposits and interest-bearing liabilities	3,585,845	$91,867	2.56%	2,098,790	$75,219	3.58%

Other liabilities	19,351			13,108
Stockholders’ equity	498,694			276,151

Total liabilities and stockholders’ equity	$4,103,890			$2,388,049

Net interest income		$114,215			$75,712

Net interest spread (2)			2.78%			2.88%
Net interest margin (3)			3.17%			3.55%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

	Dec	Sept	June	March	Dec	Sept
(dollars in thousands)	2008	2008	2008	2008	2007	2007

Balance sheet data, at quarter end:
Total assets	$4,755,781	4,337,552	4,106,055	3,888,900	3,794,170	2,368,079
Total loans	3,354,907	3,202,909	3,032,272	2,866,536	2,749,641	1,731,245
Allowance for loan losses	(36,484)	(34,841)	(31,789)	(29,871)	(28,470)	(17,978)
Securities	849,781	628,807	521,214	505,377	522,685	352,222
Noninterest-bearing deposits	424,757	457,543	438,458	429,289	400,120	316,542
Total deposits	3,533,246	3,295,163	3,152,514	2,967,025	2,925,319	1,826,884
Securities sold under agreements to repurchase	184,298	198,807	183,188	171,186	156,071	145,332
FHLB advances and other borrowings	273,609	207,239	187,315	168,606	141,666	55,671
Subordinated debt	97,476	97,476	82,476	82,476	82,476	51,548
Total stockholders’ equity	627,035	512,569	481,709	476,772	466,610	274,636

Balance sheet data, quarterly averages:
Total assets	$4,525,406	4,202,592	3,913,519	3,774,042	2,791,669	2,378,501
Total loans	3,282,461	3,129,549	2,941,973	2,761,745	2,063,442	1,697,862
Securities	722,051	590,143	516,949	503,815	410,142	347,423
Total earning assets	4,077,310	3,765,582	3,500,853	3,324,452	2,541,799	2,151,583
Noninterest-bearing deposits	442,267	409,850	398,337	368,413	327,866	293,701
Total deposits	3,393,234	3,178,863	2,947,669	2,881,518	2,135,973	1,814,135
Securities sold under agreements to repurchase	238,310	204,101	174,847	169,146	201,605	194,774
Advances from FHLB and other borrowings	234,482	215,739	208,773	143,802	57,970	29,946
Subordinated debt	97,476	90,465	82,476	82,476	72,391	51,548
Total stockholders’ equity	540,260	502,575	477,502	474,439	309,431	271,653

Statement of operations data, for the three months ended:
Interest income	$53,273	51,873	48,774	52,161	43,338	38,347
Interest expense	23,381	22,591	21,092	24,802	21,329	19,387

Net interest income	29,892	29,281	27,682	27,359	22,009	18,960
Provision for loan losses	3,710	3,125	2,787	1,591	2,260	772

Net interest income after provision for loan losses	26,182	26,157	24,895	25,768	19,749	18,188
Noninterest income	8,040	9,253	9,058	8,367	6,612	5,332
Noninterest expense	22,586	23,326	23,075	25,492	17,762	15,110

Income before taxes	11,636	12,083	10,878	8,644	8,599	8,410
Income tax expense	3,583	3,288	2,917	2,579	2,357	2,638
Preferred dividends and accretion	309	—	—	—	—	—

Net income to common stockholders	$7,744	8,795	7,961	6,065	6,242	5,772

Profitability and other ratios:
Return on avg. assets (1)	0.68%	0.83%	0.82%	0.65%	0.89%	0.96%
Return on avg. equity (1)	5.70%	6.96%	6.71%	5.14%	8.00%	8.43%
Net interest margin (2)	2.96%	3.14%	3.24%	3.37%	3.49%	3.54%
Noninterest income to total revenue (3)	21.19%	24.01%	24.66%	23.42%	23.10%	21.95%
Noninterest income to avg. assets (1)	0.71%	0.88%	0.93%	0.89%	0.94%	0.89%
Noninterest exp. to avg. assets (1)	1.99%	2.21%	2.36%	2.71%	2.52%	2.52%
Efficiency ratio (4)	59.54%	60.53%	62.81%	71.35%	62.06%	62.20%
Avg. loans to average deposits	96.74%	98.45%	99.81%	95.84%	96.60%	93.59%
Securities to total assets	17.87%	14.50%	12.69%	13.00%	13.75%	14.87%
Average interest-earning assets to average interest-bearing liabilities	115.79%	114.83%	116.10%	114.30%	118.77%	119.75%
Brokered time deposits to total deposits (16)	16.55%	13.95%	12.53%	7.78%	9.48%	8.04%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

	Dec	Sept	June	March	Dec	Sept
(dollars in thousands)	2008	2008	2008	2008	2007	2007

Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$10,860	17,743	13,067	17,124	19,677	2,364
Other real estate	$18,306	12,142	9,181	3,567	1,673	878
Past due loans over 90 days and still accruing interest	$1,508	3,241	2,272	2,002	1,613	633
Net loan charge-offs	$2,068	73	870	190	462	169
Allowance for loan losses to total loans	1.09%	1.09%	1.05%	1.04%	1.04%	1.04%
Allowance for loan losses to nonaccrual loans	335.9%	196.4%	243.3%	174.4%	144.7%	760.5%
As a percentage of total loans and ORE:
Past due accruing loans over 30 days	0.60%	0.61%	0.34%	0.77%	0.45%	0.38%
Nonperforming assets	0.86%	0.93%	0.73%	0.72%	0.78%	0.19%
Potential problem loans (5)	0.83%	0.83%	0.40%	0.64%	0.56%	0.40%
Annualized net loan charge-offs year-to-date to avg. loans (6)	0.10%	0.05%	0.07%	0.03%	0.07%	0.05%
Avg. commercial loan internal risk ratings (5)	4.2	4.2	4.0	4.1	4.1	4.1
Avg. loan account balances (7)	$177	170	163	170	160	169

Interest rates and yields:
Loans	5.27%	5.60%	5.77%	6.61%	7.23%	7.65%
Securities	5.40%	5.24%	5.10%	5.11%	4.92%	4.99%
Total earning assets	5.25%	5.53%	5.66%	6.37%	6.82%	7.12%
Total deposits, including non-interest bearing	2.28%	2.35%	2.42%	2.94%	3.28%	3.51%
Securities sold under agreements to repurchase	0.98%	1.33%	1.30%	1.98%	3.36%	4.20%
FHLB advances and other borrowings	3.24%	3.40%	3.20%	3.99%	4.61%	5.10%
Subordinated debt	5.99%	5.65%	5.46%	7.11%	7.20%	6.90%
Total deposits and interest-bearing liabilities	2.35%	2.44%	2.48%	3.04%	3.43%	3.68%

Capital ratios (9):
Stockholders’ equity to total assets	13.2%	11.8%	11.7%	12.3%	12.3%	11.6%
Leverage	10.5%	8.7%	8.5%	8.5%	8.7%	9.2%
Tier one risk-based	12.1%	9.8%	9.3%	9.5%	9.6%	10.4%
Total risk-based	13.5%	11.2%	10.3%	10.4%	10.5%	11.3%
Tangible common equity to tangible assets	6.1%	6.2%	5.8%	6.0%	5.8%	6.7%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

	Dec	Sept	June	March	Dec	Sept
(dollars in thousands, except per share data)	2008	2008	2008	2008	2007	2007

Per share data:
Earnings – basic	$0.33	0.38	0.36	0.27	0.35	0.37
Earnings – diluted	$0.31	0.36	0.34	0.26	0.33	0.35
Book value at quarter end (8)	$26.39	21.63	21.33	21.22	20.95	17.66

Weighted avg. shares – basic	23,491,356	23,174,998	22,356,667	22,331,398	17,753,661	15,503,284
Weighted avg. shares – diluted	24,739,044	24,439,642	23,629,234	23,484,754	19,110,851	16,609,328
Common shares outstanding	23,762,124	23,699,790	22,587,564	22,467,263	22,264,817	15,553,037

Investor information:
Closing sales price	$29.81	30.80	20.09	25.60	25.42	28.82
High sales price during quarter	$32.00	36.57	29.29	26.75	30.93	31.31
Low sales price during quarter	$22.01	19.30	20.05	20.82	24.85	21.62

Other information:
Gains on sale of loans and loan participations sold:
Mortgage loan sales:
Gross loans sold	$72,097	71,903	79,693	59,757	40,273	42,895
Gross fees (10)	$1,464	1,293	1,364	1,114	750	659
Gross fees as a percentage of mortgage loans originated	2.03%	1.80%	1.71%	1.86%	1.86%	1.54%
Commercial loans sold	$—	695	8	4	8	19
Gains on sales of investment securities, net	$—	—	—	1	16	—
Brokerage account assets, at quarter-end (11)	$686,000	848,000	826,000	859,000	878,000	590,000
Trust account assets, at quarter-end	$588,000	537,000	527,000	493,000	464,000	512,000
Floating rate loans as a percentage of loans (12)	41.4%	41.4%	44.0%	41.4%	41.8%	44.6%
Balance of commercial loan participations sold to other banks and serviced by Pinnacle, at quarter end	$125,429	136,069	125,308	113,701	110,352	125,370
Core deposits to total funding (13)	50.5%	50.9%	52.3%	57.6%	58.2%	61.4%
Risk-weighted assets	$3,705,606	3,493,361	3,353,142	3,181,612	3,083,215	1,998,401
Total assets per full-time equivalent employee	$6,614	5,999	5,828	5,669	5,415	5,257
Annualized revenues per full-time equivalent employee	$209.9	214.4	209.8	209.5	161.8	213.9
Number of employees (full-time equivalent)	719.0	723.0	704.5	686.0	702.0	450.5
Associate retention rate (14)	88.9%	90.8%	90.9%	92.0%	89.7%	89.4%

Selected economic information (in thousands) (15):
Nashville MSA nonfarm employment	766.3	769.1	767.1	759.2	795.2	763.6
Knoxville MSA nonfarm employment	337.6	338.9	339.3	335.3	358.7	337.2
Nashville MSA unemployment	6.1%	5.7%	4.3%	4.8%	4.2%	3.5%
Knoxville MSA unemployment	5.5%	5.4%	4.1%	4.7%	3.9%	3.2%
Nashville residential median home price	$163.8	169.9	183.6	178.4	187.9	182.3
Nashville inventory of residential homes for sale	12.9	15.1	15.8	15.1	13.4	15.4

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY AND YEAR-TO-DATE FINANCIAL DATA – UNAUDITED

	As of December 31,	As of December 31,
(dollars in thousands, except per share data)	2008	2007

Reconciliation of certain financial measures:
Tangible assets:
Total assets	$4,755,781	$3,794,170
Less: Goodwill	(244,161)	(243,574)
Core deposit and other intangibles	(16,871)	(17,326)

Net tangible assets	$4,494,749	$3,533,271

Tangible common equity:
Total stockholders’ equity	$627,035	$466,610
Less: Preferred stock	(89,843)	—
Goodwill	(244,161)	(243,574)
Core deposit and other intangibles	(16,871)	(17,326)

Net tangible common equity	$276,160	$205,711

Tangible common equity divided by tangible assets	6.14%	5.82%

Tangible common equity per common share	$11.62	$9.24

	For the three months ended December 31,		For the years ended, December 31,
(dollars in thousands)	2008	2007	2008	2007

Average tangible assets:
Total average assets	$4,525,406	$2,791,669	$4,103,890	$2,388,049
Less: Average intangible assets	(261,570)	(169,140)	(260,294)	(135,893)

Net average tangible assets	$4,263,836	$2,622,529	$3,843,596	$2,252,156

Average tangible equity:
Total average stockholders’ equity	$540,260	$309,431	$498,694	$276,151
Less: Average intangible assets	(261,570)	(169,140)	(260,294)	(135,893)

Net average tangible stockholders’ equity	$278,690	$140,291	$238,400	$140,258

Net income available to common stockholders	$7,744	$6,242	$30,565	$23,041

Return on average tangible assets (annualized)	0.72%	0.94%	0.80%	1.02%

Return on average tangible stockholders’ equity (annualized)	11.05%	17.65%	12.82%	16.43%

Net income	$7,744	$6,242	$30,565	$23,041
Impact of merger related expense, net of tax	909	378	4,325	378

Net income before impact of merger related expense	$8,653	$6,620	$34,889	$23,419

Fully-diluted earnings per share before impact of merger related expense	$0.35	$0.35	$1.45	$1.36

Return on average assets before impact of merger expenses	0.76%	0.94%	0.85%	1.31%

Return on average equity before impact of merger expenses	6.37%	8.49%	7.00%	11.34%

Return on average tangible equity before impact of merger expenses	12.35%	18.72%	14.63%	22.32%

Total expenses	$22,586	$17,762	$94,479	$60,480
Less: merger expense	(1,497)	(622)	(7,117)	(622)

Total expenses before impact of merger related expense	$21,089	$17,140	$87,362	$59,858

Efficiency ratio before impact of merger related expense	55.60%	59.89%	58.66%	60.93%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1.	Ratios are presented on an annualized basis.

2.	Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.

3.	Total revenue is equal to the sum of net interest income and noninterest income.

4.	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

5.	Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A “1” risk rating is assigned to credits that exhibit Excellent risk characteristics, “2” exhibit Very Good risk characteristics, “3” Good, “4” Satisfactory, “5” Acceptable or Average, “6” Watch List, “7” Criticized, “8” Classified or Substandard, “9” Doubtful and “10” Loss (which are charged-off immediately). Additionally, loans rated “8” or worse are considered potential problem loans. Potential problem loans do not include nonperforming loans. Generally, consumer loans are not subjected to internal risk ratings.

6.	Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

7.	Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.

8.	Book value per share computed by dividing total stockholders’ equity by common shares outstanding

9.	Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows:

Equity to total assets – End of period total stockholders’ equity as a percentage of end of period assets.

Leverage – Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

Tier one risk-based – Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

10.	Amounts are included in the statement of income in “Gains on the sale of loans and loan participations sold”, net of commissions paid on such amounts.

11.	At fair value, based on information obtained from Pinnacle’s third party broker/dealer for non-FDIC insured financial products and services.

12.	Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle’s prime lending rate or other factors.

13.	Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $100,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.

14.	Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.

15.	Employment and unemployment data is from the US Dept. of Labor Bureau of Labor Statistics. Labor force data is not seasonally adjusted. The most recent quarter data presented is as of the most recent month that data is available as of the release date. The Nashville home data is from the Greater Nashville Association of Realtors.

16.	Brokered deposits do not include balances under the Certificate of Deposit Account Registry Service (CDARS).